Exhibit (p)(40)

EMPLOYEE PERSONAL TRADING AND CODE OF ETHICS

DEFINITIONS:

Access Person: All principals and regular employees of Passport Capital, LLC with a Passport Capital email address, all consultants with access to Passport’s shared drive and Immediate Family Members of the foregoing are Access Persons. Temporary employees are also bound by the Code of Ethics.

Fully Discretionary Account: The term “Fully Discretionary Account” means an account managed or held by a broker-dealer, futures commission merchant, investment Adviser or trustee as to which neither you nor an Immediate Family Member (as defined below): (a) exercises any investment discretion; (b) suggests or receives notice of transactions prior to their execution; and (c) otherwise has any direct or indirect influence or control. In addition, to qualify as a Fully Discretionary Account, the individual broker, registered representative or merchant responsible for that account must not be responsible for nor receive advance notice of any purchase or sale of a Security or Futures Contract on behalf of the Firm. To qualify an account as a Fully Discretionary Account, the Chief Compliance Officer (or his designee) must receive and approve a written notice, that the account meets the foregoing qualifications as a Fully Discretionary Account.

Immediate Family Member: This term means any of the following persons who reside in your household or who depend on you for basic living support: your spouse, a significant other, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships. These persons are considered Access Persons under this policy and procedure.

Insider: Insiders are owners, officers, directors and employees of a company and the company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

Insider Trading: Insider trading is buying or selling securities by an “insider” while he or she is in possession of material nonpublic information; or trading by a non-insider while he or she is in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or communicating material nonpublic information to others in violation of one’s duty to keep such information confidential.

Material: Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or if public dissemination of it would have a substantial effect on the price of a company’s securities. Information presumed to be material includes, but is not limited to, dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Non-public: Information is nonpublic until it has been effectively communicated to the market place and made available to the general public. Information found in filings with the SEC, or appearing in the Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg Financial or other publications of general circulation would be considered public.

March 2013

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Personal Investment Account: All accounts holding any securities over which Access Persons have any beneficial ownership interest, or control, which typically includes accounts held by Immediate Family Members sharing the same household. Personal Investment Accounts do not include any Fully Discretionary Accounts.

Tipping: Tipping is communicating material, nonpublic information to others or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question.

POLICIES

FEDERAL SECURITIES LAWS

The personal trading and investment activities of Firm Access Persons are the subject of various federal securities laws, rules and regulations. Rule 204A-1 “Investment Adviser Code of Ethics” under the Advisers Act of 1940, as amended (the “Advisers Act”) requires registered investment advisers to establish, maintain and enforce a written code of ethics and to provide its Code of Ethics to its supervised persons. The rule also requires supervised persons to provide a written acknowledgement of the receipt of the Code of Ethics and to comply with applicable federal securities laws. The securities laws and regulations that cover the personal trading and investment activities of advisory personnel include:

•	(a) the anti-fraud provisions (Section 206) of the Advisers Act that prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a client;

•	(b) Form ADV and Rule 204-3 requirements that provide that an adviser disclose its practices and its interests in client transactions, among other things;

•	(c) record keeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives,

•	(d) Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) regarding trading by directors, officers and principal shareholder of public companies,

•	(e) Section 10(b) of the Exchange Act and Rule 10b-5 thereunder regarding the use of manipulative and deceptive devices, and adoption of this Code of Ethics which sets forth procedures to addresses personal trading.

Firm personnel must comply with all applicable federal securities laws and any violations thereof may result in serious sanctions. Penalties may include civil injunctions, disgorgement of profits, jail sentences, fines for the person who committed the violation, whether or not the person actually benefited from the violation, fines for the employer or other controlling person of the person who committed the violation, and dismissal from the Firm.

ETHICAL AND REPORTING OBLIGATIONS OF FIRM EMPLOYEES

Any employee with knowledge of or suspicion of any facts evidencing a violation of state or federal securities laws or of the Firm’s policies and procedures or Code of Ethics is required immediately to report such knowledge or suspicion to the CCO or COO.

DESIGNATION OF ACCESS PERSONS

All regular employees of Passport are considered Access Persons of the Firm subject to these policies and procedures. Consultants and contractors hired by the Firm who have access to Passport’s shared computer drive are also considered Access Persons. Temporary Employees are not considered Access Persons.

EMPLOYEE PERSONAL TRADING

Access Persons are subject to personal investment account trade reporting designed to ensure that no Fund or investors are disadvantaged by the personal investment transactions of Passport or an employee. As set forth below in additional detail, the policy requires prior approval of certain trades, the delivery of security transaction and holdings data and/or account statements for all Passport Access Persons’ investment accounts to Passport or any other company as hired by Passport to assist in monitoring employee personal trading. Passport specifically prohibits trading on the basis of inside information and trading ahead of customer orders (front running) of reportable securities.

TEMPORARY EMPLOYEE PERSONAL TRADING

Temporary Passport employees are subject to personal investment account restrictions designed to ensure that no Fund or investors are disadvantaged by the personal investment transactions of a Passport temporary employee. The policy prohibits the buying of any security with the exception of the securities listed in Section 3.3 of this policy. Temporary employees may sell existing positions following pre-approval and reporting guidelines. All employees are specifically prohibited from trading on the basis of inside information and trading ahead of customer orders (front running) of reportable securities.

INSIDER TRADING

It is Passport policy that no employee may engage in insider trading, i.e. trade, either personally or on behalf of others, on the basis of material nonpublic information. No employee may communicate material nonpublic information to others. This policy applies to every principal and employee and extends to activities both within and outside of their duties at Passport.

Passport conducts its own research and investment analysis and may rely on information received from other research sources and from securities issuers. Examples of the types of information that may be found to be material and non-public under various circumstances are, among other things, information about changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals, major litigation, liquidity problems, significant new products, services or contracts, or the cancellation of significant orders, products, services or contracts. The foregoing list is intended to be illustrative and is not complete or exhaustive. Until made public, Access Persons are precluded from any trading in any account on such information. Any determination of the material and/or non-public nature of a given piece of information is made by the CCO or COO (or their designee) with input from an investment team member, if applicable.

All information relating to Passport’s activities, including investment analyses, investment recommendations, and proposed and actual trades for Passport or its client funds, is proprietary to Passport and must be kept confidential except to the extent disclosure of the information is necessary to accomplish the business of Passport and only to the extent that disclosure does not violate applicable law. Where such information is material, it should be considered non-public and Access Persons are precluded from trading on the information or communicating it to others without the approval of the CCO or COO.

CONFLICTS OF INTEREST

Passport employees are required to avoid any outside activities, interests or relationships that either directly or indirectly conflict with, or create the appearance of the existence of a conflict of interest with their ability to act in the best interests of the Firm and the Funds. If a conflict of interest or the appearance of a conflict arises between the interests of the Firm or the Funds and the interest of the employee, the interests of the Firm and/or the Funds will prevail. The determination as to the existence or appearance of a conflict is made by the CCO or COO with input from the CIO.

OUTSIDE BUSINESS ACTIVITIES

It is Passport policy that no employee may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship to Passport, unless he or she has provided prompt written notice to the Firm and received authorization from Passport. Exempted from this requirement are private securities transactions for which the representative or associate person has provided written notice to Passport received authorization for and complied with all conditions set, if any.

In addition, the following activities are prohibited without the prior written consent of the CCO or COO:

•	Rebating, either directly or indirectly, to any person or entity any part of the compensation received from the Firm as an employee.

•	Accepting, either directly or indirectly, from any person or entity, other than Passport, compensation of any nature as a bonus, commission, fee gratuity or other consideration in connection with any transaction on behalf of Passport or a Fund.

•	Beneficially owning any security or having, either directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for beneficial ownership of not more than 4.9% of the outstanding securities of any business that is publicly owned.

•	Executing transactions in securities for which any Access Person holds a position on the board of directors or any other committee of a publicly traded company.

CONFIDENTIALITY OF FUND, INVESTOR AND PROPRIETARY INFORMATION OF PASSPORT

Employees are required to maintain all information regarding Fund investments, investor identity and personal financial information, and Firm proprietary information in the strictest confidence and to follow all privacy procedures set out elsewhere in this Manual at all times.

THE “BAD ACTOR” RULE AND REGULATORY INVESTIGATION, DISCIPLINARY ENFORCEMENT, LITIGATION

Rule 506 under the Securities Act has been amended to include “bad actor” disclosure and disqualification requirements in Rule 506(d) as of September 23, 2013. Under new Rule 506(d), an issuer will not be permitted to rely on the Rule 506 exemption from Securities Act registration—including both Rule 506(b) (no general solicitation) and Rule 506(c) (the new rule that allows general solicitation)—if the issuer or any other person associated with the issuer who is a “covered person” under Rule 506(d) experiences a “disqualifying event” after September 23, 2013. For disqualifying events that occurred prior to September 23, 2013, the issuer will be required to disclose such events to investors but will not be disqualified from relying on Rule 506.

Any employee that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or served with a subpoena, or becomes subject to any judgment, order, conviction or arrest, or is contacted by any regulatory authority must immediately inform the CCO or COO of such.

FAVORITISM AND GIFTS

On an annual basis, Passport employees may not seek, accept or give gifts, favors, preferential treatment or valuable consideration of any kind offered with a cumulative or individual value in excess of $100 on an annual basis from broker-dealers or others involved in the securities industry where such gift is in relation to the business of the recipient’s employer. Limited exceptions to this policy may be made with the written approval of the CCO or COO.

All permitted gifts must be reported and logged in the gift tracking log.

Any gifts or entertainment, regardless of value, sought to be offered to any government plan investor or investor subject to ERISA, regardless of whether the investor is merely a potential prospect, must be pre-approved by the CCO or COO.

REVIEW OF EMPLOYEE CORRESPONDENCE

Passport is required to maintain records of all employee correspondence relating to the Funds, Funds’ investments, investor interests and the Firm’s proprietary account transactions. In addition, Passport is required to monitor employee trading activities and compliance with the Firm’s conflict of interest and insider trading policies and procedures. Consequently, it is Passport policy to randomly review and/or archive all employee communications for the required recordkeeping periods, including email and other forms of electronic communication for compliance purposes.

Employees are advised that they may not communicate with Passport clients regarding any Passport business via any personal, non-Passport email account or unapproved instant messaging platform.

Passport has adopted an electronic communications archiving system for all email and instant messaging. Electronic communication is subject to review and storage by the CCO, COO or ACO regardless of its nature as personal or work-related. Employees are advised that they should have no expectation of privacy regarding personal communications that are sent to, or received from, any Passport device or sent through Passport’s computer servers.

PROCEDURES

1.0	REPORTING

1.1	INITIAL AND ANNUAL REPORTING OF SECURITIES ACCOUNTS FOR PERSONAL INVESTMENT ACCOUNTS

Upon hire, each regular Passport employee must identify on a New Employee Certification form, and annually thereafter on an Annual Certification form, each Personal Investment Account. All new Personal Investment Accounts opened after the initial certification must be reported promptly after the account is opened. All reportable securities holdings must be reported within 10 days of hire and the information provided must be current as of 45 days of hire. Employees must complete the Annual Certification form that contains certifications that employees have read and agree to abide by Passport’s Employee Personal Trading and Code of Ethics policies and procedures.

The CCO, COO or designees of such monitor Access Persons’ personal securities transactions to safeguard against ethical violations (such as violations of Firm policies and procedures including, conflicts of interest and insider trading). Passport also utilizes an outside service provider, Financial Tracking, LLC (“Financial Tracking”), which collects certain employee transaction information and Personal Investment Account data and uploads certain reportable transactions electronically into its system. Employees must utilize the Financial Tracking website to submit their requests for pre-approval of reportable securities transitions. In the case of a request to make an acquisition of a limited offering, a written approval must be requested by filling out and submitting the attached form “Request for Authorization to Acquire Securities in a Limited Offering”; the CCO, COO or ACO utilizes Financial Tracking to post approvals and denials of requested transactions. On a regular basis, an ACO performs a review of the account data and trade approval status as posted on the website of Financial Tracking.

1.2	QUARTERLY REPORTING OF SECURTIES TRANSACTIONS IN PERSONAL INVESTMENT ACCOUNTS

Within 30 days after calendar quarter-end, each employee is required to certify all transactions of reportable securities in their Personal Investment Accounts through the Financial Tracking system. In the event that an employee had no transactions in reportable securities during a quarter, a certification of “No Transactions” is required to be made in the Financial Tracking system. Personal trading will be suspended for those individuals who do not prepare and submit their quarterly confirmations by the deadline provided.

1.3	ANNUAL REPORTING OF SECURITY HOLDINGS IN PERSONAL INVESTMENT ACCOUNTS

Within 45 days after calendar year-end, each Passport employee is required to certify all holdings of reportable securities in their Personal Investment Accounts through the Financial Tracking system. In the event that an employee had no holdings in reportable securities at year-end, a certification of “No Holdings” is required to be made in the Financial Tracking system.

2.0	OVERVIEW OF PERSONAL TRADING

Passport Access Persons and temporary employees should not benefit from any price movement that may be caused by client transactions or Passport’s recommendations regarding such securities, nor should any client transaction suffer any price movement that results from any Passport or employee transaction. Passport will use reasonable diligence to determine whether the executed transactions of its employees through investment accounts for which they have beneficial ownership and/or accounts over which the employee has discretionary authority will adversely affect the interests of Passport or its clients. Passport imposes the following restrictions upon itself and persons associated with it in connection with the personal purchase or sale of securities. In general, Passport does not allow futures trading in proprietary or non-customer accounts. Any violation of this policy may be grounds for discipline or termination.

3.0	REPORTABLE SECURITIES, EXEMPTED SECURITIES AND PRE-APPROVAL PROCESS

3.1	Reportable Securities Requiring Pre-Approval. Rule 204A-1(b)(3)(e)(6) and (7) require that Access Persons seek pre-approval for transactions involving any security[1] (including, without limitation, any IPO “new issue” as such term is defined by the Financial Industry Regulatory Authority (“FINRA”), limited offering, including any secondary offering, Exchange Traded Funds (“ETFs”) and options of ETFs, except for those securities set forth in Section 3.3. In addition, from time to time trading by Access Persons and temporary employees in additional securities may be restricted as a result of other factors or considerations related to decisions by the Firm with respect to the Funds.

3.2	Pre-Approval Process. All pre-approval requests must be made by entering the requested trade through Financial Tracking; requests will generally be approved or denied within 48 hours, although neither the CCO, COO nor any ACO will be responsible for any failure to respond to such request within such timeframe. All approved Access Person trades must be executed within two business days after the approval. The CCO and ACO must have their personal trades approved by another of the compliance team. Securities that are currently held by any of the Funds or that are being considered for investment by any Fund will not be approved for purchase within an Access Person’s Personal Investment Account.

3.3	Exempted Securities. The following securities are exempted from pre-approval, transaction confirmation and annual holding confirmation requirements:

•	Direct obligations of the Government of the United States;

•	Money market instruments (including bankers’ acceptances, bank certificate of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements);

•	Shares issued by money market funds[2];

•	Shares issued by open-end funds (note: ETFs are not exempted), other than reportable funds; and

1 Section 202(a)(18) of the Advisers Act defines reportable securities as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

2 Reportable fund means any fund for which Passport serves as an investment adviser, sub-adviser or principal underwriter (Passport sub-advised mutual funds).

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

3.4	Personal Trading Summary. Please see the Personal Trading Summary chart for pre-clearance and reporting obligations by security type.

4.0	LIMITS ON TRANSACTION REQUESTS; HOLDING PERIOD

Passport principals, regular employees and consultants with access to Passport’s shared drive are, together with their Immediate Family Members, limited to, in the aggregate, 40 requests for transactions per calendar year. Certain exceptions may be made by the CCO or the Firm’s Management Committee in limited circumstances.

Access Persons are required to hold all reportable securities for a minimum of 60-calendar days. Certain exceptions made be made by the CCO or the Firm’s Management Committee in limited circumstances

5.0	TEMPORARY EMPLOYEE PERSONAL INVESTMENT ACCOUNTS — PRE-APPROVALS REQUIRED; REPORTING OF TRANSACTIONS

Temporary Employees are precluded from purchasing any securities except for those specifically set forth in Section 3.3 above. With respect to individual sell trades, Temporary employees must obtain prior written approval from the CCO, COO or ACO for all sell orders. All requests to the CCO, COO or ACO for pre-approval of Temporary employee’s sell order will be approved or denied within 48 hours of the request, although, neither the CCO, COO or any ACO will be responsible for any failure to respond to such a request within such timeframe. Approved sell orders must be (i) executed within two business days after the approval and (ii) reported to Passport (unless such securities are exempted securities listed in Section 3.3 above). Confirmation of all executed, pre-approved sell orders must be reported within five business days of the transaction. There are no exceptions to this reporting requirement and any violation of this policy may be grounds for discipline or termination.

6.0	INSIDER TRADING

6.1	RESPONSE TO POTENTIAL INSIDE INFORMATION

If an employee believes that he or she may have come into possession of material, nonpublic information, or believes the Firm’s activities may have created material, nonpublic information, the following steps should be taken:

Stop all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm and the Funds, and trading in the employee’s Personal Investment Accounts. In addition, there should be no trades in securities of the company in question in the accounts of the employee’s acquaintances or family members after the information is identified.

Do not discuss or recommend any transaction in any of the securities of the company in question to anyone, including clients of the Firm, other employees of the Firm and the employee’s own associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation.

Do not discuss the material, nonpublic information with anyone except as required by these policies and procedures, and especially avoid referring to the information in hallways, elevators, stairways, restaurants, taxis or any other place where the conversation may be overheard.

Immediately inform the CCO or COO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

Direct all requests of third parties such as the press and analysts for information to the CCO or COO, who may contact the Firm’s legal counsel before determining how to proceed.

6.2	RESTRICTED ACCESS TO MATERIAL, NON-PUBLIC INFORMATION

The CCO or COO may employ additional procedures while the Firm is in possession of material, nonpublic information, including, and not limited to:

•	Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them, and other measures to protect sensitive documents from accidentally being read by anyone without a lawful need to know the information.

•	Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors, monitoring of visitors to our offices or other restrictions for non-employees on the premises.

•	Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained. Trading restrictions, including temporary Firm-wide moratoria on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

6.3	TRADING

No trade may be executed if there is any possibility that the basis for the trade involves material, nonpublic information. If an employee believes the basis for the trade involves information that may be material and nonpublic, or has questions as to whether the information is material and nonpublic, the trade must be discussed with and approved by the CCO or COO prior to the trade. The employee should:

•	Report the desired trade immediately to the CCO or COO.

•	Not purchase or sell the securities until authorized by the CCO or COO.

•	Not communicate, other than to the CCO or COO, the potential inside information either to persons inside or outside the Firm.

•	The CCO or COO makes the determination as to whether the trade is permissible and will inform the employee whether and when the trade may be executed.

7.0	CONFLICTS OF INTEREST AND OUTSIDE BUSINESS ACTIVITIES

7.1	CONFLICTS OF INTEREST

Passport and its principal and employees are fiduciaries to Firm clients. If a conflict or the appearance of a conflict, between the interests of the Firm or its clients and the interest of the employee arises, the employee must immediately notify the CCO or COO who will take the matter under consideration, conduct any necessary investigation into the conflict or potential conflict and make a determination of what steps are to be taken. The interests of the Firm and its clients will prevail over the interests of the employee. The determination as to the existence or appearance of a conflict of interest is made by the Firm in its sole discretion.

The CCO, COO or their designees will maintain record of all conflicts and potential conflicts identified, including the ultimate resolution of the conflict and the basis therefore.

7.2	OUTSIDE BUSINESS ACTIVITIES

Prompt written notice of an outside business activity by a Passport employee is required and must include the following information as set forth on the attached form “Notice of Outside Business Activity and Request for Approval”):

•	Name, address and telephone number of the outside employer or person or entity paying the compensation;

•	A description of the nature of the outside business activity;

•	An exact description of the services to be provided by the employee;

•	The amount of compensation to be paid, if any; and

•	The anticipated duration of the outside business activity.

8.0	MAINTAINING CONFIDENTIALITY OF PRIVATE AND PROPRIETARY INFORMATION

To protect the confidentiality of the Firm’s confidential and proprietary information and the confidentiality of clients’ and potential clients’ records, employees should take the following additional security precautions:

Documents containing confidential information may not be taken from the Firm’s offices without the prior consent of the CCO or COO, and any copies removed from the Firm’s offices must be promptly returned. Photocopies of confidential information may only be made as required, and all copies and originals of such documents must be disposed of in a way that keeps the information confidential.

Physical access to any non-electronic confidential information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

Visitors to the Firm’s office shall be monitored and/or accompanied by an employee.

At times, the Firm may enter into one or more agreements with third parties, pursuant to which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will seek to protect the privacy of confidential information by including in the relevant agreement’s provisions an obligation of such third party to protect the confidential information.

9.0	EMPLOYEE COMMUNICATIONS

All employee communications with clients and third parties relating to Firm business are subject to review by the CCO, COO or their designee and applicable recordkeeping requirements. The Firm is obligated to maintain records of its communications regarding the Funds and investors, including, but not limited to, investment advice and recommendations, communications with investors and prospective investors, records reflecting the Funds’ securities and assets, and records documenting the execution of any trade. The Firm thus must retain all communications with and related to its business and all trading activity.

9.1	REVIEW OF CORRESPONDENCE

The CCO, COO or any designee may monitor employee communications for, among other things:

•	Performance guarantees of any kind;

•	Insider trading;

•	Conflicts of interest;

•	Evidence of money laundering;

•	Inappropriate language; and

•	Communications that the CCO or COO deems as inappropriate will be brought to the attention of the employee who prepared or received it. Any violation of this policy will be grounds for discipline or termination.

9.2	RECORD RETENTION

All outgoing correspondence subject to retention requirements is maintained at the direction of the CCO or COO for a period of at least 5 years. All email correspondence subject to applicable regulatory recordkeeping requirements will be maintained electronically by the Firm’s electronic mail system for a period of at least 5 years.

10.0	OBLIGATION TO REPORT VIOLATIONS

If Firm personnel become aware of any violation(s) or potential violation(s) of any of the provisions of this employee Personal Trading and Code of Ethics, they have an affirmative obligation to report such violation(s) or potential violation(s) promptly to the CCO or COO. Failure to report any such violation(s) of which Firm personnel are aware in a prompt manner will be considered itself a violation of this employee Personal Trading and Code of Ethics and subject to possible sanctions. In the event that a matter implicates the CCO or COO, notice of the violation may be provided to the CIO or any ACO. Retaliation against an individual who appropriately reports a violation is prohibited.

11.0	SANCTIONS FOR VIOLATION OF FIRM POLICIES AND PROCEDURES

Any person who violates any of the Firm’s employee personal trading, insider trading, conflicts of interest or other Code of Ethics policy or procedures will be disciplined by the Firm and subject to any of the following sanctions, among others not listed:

•	Warning;

•	Cancellation of trades;

•	Disgorgement of profits;

•	Orders to sell positions, even at a loss;

•	Fines;

•	Termination of employment; and

•	Reporting to regulatory authorities to the extent required by law.

12.0	MAINTENANCE OF BOOKS AND RECORDS

The ACOs oversee the Firm’s compliance with applicable recordkeeping requirements. The following records are kept by the Firm for at least 5 years from end of the fiscal year in which they were last used, the first 2 years of which are onsite.

12.1	NOTICES TO EMPLOYEES OF RESTRICTED SECURITIES

Email notices to employees of restricted securities, if any are issued, are maintained by the Firm’s email archival system.

12.2	ACCESS PERSON EMPLOYEE TRADE APPROVALS, TRADE CONFIRMATIONS AND ANNUAL HOLIDINGS CONFIRMATIONS FROM PERSONAL INVESTMENT ACCOUNTS.

•	An electronic file is maintained by an ACO for each year.

•	Principal/employee account statement data is maintained by Financial Tracking and is accessible by the Firm at all times. Account information for former employees is kept for at least 5 years after termination/departure and is then destroyed.

12.3	ANNUAL EMPLOYEE CERTIFICATIONS

•	A chronological file is maintained by an ACO for each year.

•	Superseded Certifications are kept onsite in the office for at least 2 years before being moved to offsite storage. Superseded Certifications for former employees are kept for at least 5 years before being destroyed.

12.4	EMPLOYEE COMMUNICATIONS

•	All written communications to investors and prospective investors whether in hard copy, email or instant messaging format;
•	All written communications to the funds’ administrators whether in hard copy, email or instant messaging format;

•	All written communications with the prime broker or any executing broker whether in hard copy, email, other electronic or instant messaging format; and
•	All written communications between Firm employees related to Firm business whether in hard copy, email, other electronic or instant messaging format.

12.5	CURRENT AND HISTORIC VERSIONS OF THE FIRM’S EMPLOYEE PERSONAL TRADING AND CODE OF ETHICS POLICIES AND PROCEDURES.

•	A chronological file is maintained by an ACO.

•	Superseded versions of the Firm’s policies and procedures are kept onsite in the office for at least 2 years before being moved to offsite storage.

12.6	RECORDS OF VIOLATIONS OF POLICIES AND PROCEDURES

•	Records documenting any violations by the Firm or its employees of applicable law and/or these policies and procedures

•	Records of the Firm’s actions taken in response to such violations

•	These records are kept onsite in the office for at least 2 years before being moved to offsite storage. Records are kept for at least 5 years before being destroyed.